Exhibit 99.1

INFORMATION

For Immediate Release
January 22, 2014
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FIRST QUARTER 2014 OPERATING RESULTS, DECLARES INCREASED REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2014 GUIDANCE

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported first quarter net sales of $44.8 million, a decrease of 1% from the same period of the prior fiscal year;

•	reported first quarter operating income of $11.6 million, a decrease of 11% from the same period of the prior fiscal year;

•	reported first quarter net earnings of $7.4 million, or $0.18 per diluted share, decreases of 12% and 10%, respectively, compared to the fiscal 2013 first quarter;

•
declared the increased regular quarterly cash dividend of $0.20 per share for the first quarter of fiscal 2014 (indicated rate of $0.80 per share) a 5% increase over the regular quarterly rate for fiscal 2013; and

•	reaffirmed its fiscal 2014 guidance of per share diluted earnings between $0.98 and $1.03 on net sales of $203 million to $208 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended December 31,
	2013	2012	% Change
Net Sales	$44,794	$45,351	-1%
Operating Income	11,626	13,091	-11%
Net Earnings	7,426	8,474	-12%
Diluted Earnings per Share	$0.18	$0.20	-10%

	Dec. 31 2013	Dec. 31 2012
Cash and Equivalents	43,729	33,149
Working Capital	93,732	74,318
Shareholders’ Equity	157,370	138,308
Total Assets	174,859	157,315

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “The financial results of the first quarter, as summarized in our announcement of January 15, 2014, were not up to expectations due primarily to revenue shortfalls and higher Q1 spending.   Delays in shipments, ordering patterns and a seasonal shift in influenza negatively impacted our core Life Science, foodborne and respiratory product categories, respectively, and are expected to rebound during the second quarter.  Further, while illumigene® revenues increased by 15%, our molecular test for C. difficile contributed at a lesser rate than expected.  We believe one of the root causes of this weakness is related to reduced hospital admissions and declining disease incidence rates in hospitals.  As a result, our sales and marketing efforts are being stepped up with those products that are more suited to testing of ambulatory patients rather than hospital inpatients.  Specifically, we are focusing on the testing of those persons undergoing prenatal screening as well as those suffering symptoms of upper respiratory infections and gastrointestinal distress.

As mentioned, illumigene revenues grew by 15%.  Also, our Bioline unit achieved a 16% increase offset by a 7% decline in the core Life Science revenues.  With regard to illumigene, we saw the greatest contributions to our sales increase coming from our tests for Group B and for Group A streptococci.  We added 21 new illumigene customers, a similar number as compared to the same period last year, and we added 36 new tests on installed illumipro™ systems.  illumigene Pertussis is at the FDA awaiting clearance and clinical trials for CT/NG are to begin this quarter.

Guidance for fiscal 2014 is being maintained.  We are expecting a rebound in revenue growth during the second quarter and we will monitor our spending carefully.”

William J. Motto, Executive Chairman of the Board, said, “We are disappointed that a number of factors converged during the first quarter to negatively affect our operating results.  We expect much of the lost revenue and profits will be made up during the current quarter and remain optimistic that fiscal 2014 will be "on plan" and consistent with our previously issued guidance.  Fiscal 2014 is expected to be another year of growth driven by new products, increased placements and usage of our illumigene platform, and close attention to operating efficiency.  We continue to examine acquisition opportunities as we maintain a debt-free, strong balance sheet and follow our liberal cash dividend policy.”

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the first quarter ended December 31, 2013. The dividend is of record February 3, 2014 and payable February 14, 2014.  This annual indicated dividend rate of $0.80 per share represents a 5% increase over the rate in fiscal 2013.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2014 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2014, management expects net sales to be in the range of $203 million to $208 million and per share diluted earnings to be between $0.98 and $1.03.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.9 million at fiscal 2013 year end to approximately 42.3 million at fiscal 2014 year end.  The sales and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2014.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At December 31, 2013, current assets were $111.2 million compared to current liabilities of $17.5 million, resulting in working capital of $93.7 million and a current ratio of 6.4.  Cash and equivalents were $43.7 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FIRST QUARTER UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the first quarters of fiscal 2014 and fiscal 2013.

	Three Months Ended December 31,
	2013	2012
Net sales	$44,794	$45,351
Cost of sales	16,787	16,555
Gross profit	28,007	28,796

Operating expenses
Research and development	2,853	2,517
Selling and marketing	5,978	5,693
General and administrative	7,550	7,495
Total operating expenses	16,381	15,705

Operating income	11,626	13,091
Other income (expense), net	(216)	135
Earnings before income taxes	11,410	13,226
Income tax provision	3,984	4,752
Net earnings	$7,426	$8,474

Net earnings per basic common share	$0.18	$0.21
Basic common shares outstanding	41,408	41,148

Net earnings per diluted common share	$0.18	$0.20
Diluted common shares outstanding	42,099	41,752

The following table sets forth the unaudited segment data for the interim periods in fiscal 2014 and fiscal 2013 (in thousands).  In the fourth quarter of fiscal 2013, we aggregated our Diagnostics operating segments into a single reportable segment (“Diagnostics”).  The prior period information reflected below has been conformed to the current period presentation.

	Three Months Ended December 31,
	2013	2012
Net sales
Diagnostics	$34,837	$35,669
Life Science	9,957	9,682
	$44,794	$45,351
Operating Income
Diagnostics	$9,384	$11,340
Life Science	2,261	1,634
Eliminations	(19)	117
	$11,626	$13,091

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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